Exhibit 77C to NSAR dated June 30, 1997

Madison Bond Fund, Inc.

Shareholder Vote Information. On May 28, 1997, an Annual Meeting of Shareholders of Madison Bond Fund, Inc. was held at 4:00 p.m. in Madison, Wisconsin. The shareholders were requested to vote on the merger of their fund with Mosaic Income Trust Mosaic Bond Fund in accordance with the Prospectus/Proxy Statement dated May 1, 1997. Of the 153,476.535 outstanding shares of Madison Bond Fund, Inc., 86,388.271 voted in favor of the merger (56.3%), 6.3% in excess of the amount required to approve the merger.